Exhibit 99.1

Corsair Gaming Announces Preliminary Third Quarter 2021 Financial Results and Updated 2021 Financial Outlook

Announces Third Quarter 2021 Earnings Release and Conference Call Date; Presenting at Upcoming Investor Conferences

FREMONT, CA, October 14, 2021 – Corsair Gaming, Inc. (NASDAQ:CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance gear for gamers and content creators, today announced preliminary unaudited results for the quarter ended September 30, 2021 and updated 2021 financial outlook. The Company also announced the date for the release of its third quarter earnings and its presentation at upcoming investor conferences.

Preliminary, Unaudited Third Quarter 2021 Results

Andy Paul, Chief Executive Officer of Corsair, commented, “We continue to see 2021 as a strong growth year over the exceptional results from 2020 and building on the acceleration of gamers and streamers buying gear for the first time or upgrading faster than in the past. We are several years ahead of our growth expectations before our IPO in 2020, and we believe that this is setting a new base for us to grow on. Despite this backdrop of growth, we believe that our 2021 net revenue has been held back at least 10% by global logistics and supply chain issues, especially by the lack of affordable GPUs in the retail channel. After a slower start to the third quarter of 2021, we have seen a return to more typical seasonal ordering with September being the strongest month in the quarter.”

“As a result, for the third quarter ended September 30, 2021, we expect net revenue to be approximately $391 million. Based on what we know today, we are also updating our 2021 annual net revenue guidance to $1.825 billion to $1.925 billion. We intend to update our 2021 guidance for Adjusted Operating Income and Adjusted EBITDA when we release our third quarter earnings release on November 2, 2021,” concluded Andy Paul.

The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Conference Call and Webcast Information

Corsair will release third quarter 2021 earnings and updated 2021 financial outlook before the market opens on November 2, 2021. A conference call to discuss its results will follow at 5:30 a.m. Pacific Time that same day.

Those wishing to participate via the webcast should access the call through Corsair’s Investor Relations website at https://ir.corsair.com. Those wishing to participate via telephone may dial in at 1-855-327-6838 (USA) or 1-604-235-2082 (International). The conference call replay will be available via webcast through Corsair's Investor Relations website. The telephone replay will be available from 8:30 a.m.

Pacific Time on November 2, 2021, through November 9, 2021, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 10016719.

Upcoming Investor Conferences

Andy Paul and Michael G. Potter, Corsair’s Chief Financial Officer, intend to present at the following conferences:

•	Stifel Midwest 1x1 Growth Virtual Conference on Thursday, November 11, 2021.
•	Credit Suisse Technology Conference on Wednesday, December 1, 2021.
•	Barclays Global Technology, Media and Telecommunications Virtual Conference on Tuesday, December 7, 2021.

A live webcast and replays of the presentations will be available through Corsair’s Investor Relations website. Management will also be available for one-on-one and small group meetings with investors.

About Corsair Gaming, Inc.

Corsair Gaming, Inc. (NASDAQ:CRSR) is a leading global developer and manufacturer of high-performance gear and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best.

Corsair also sells gear under our Elgato brand, which provides premium studio equipment and accessories for content creators, SCUF Gaming brand, which builds custom-designed controllers for competitive gamers, and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs and laptops.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our views of our growth and whether the acceleration of gamers and streamers buying gear for the first time or upgrading faster than in the past will be realized; and our estimated full year 2021 net revenue. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the impact the COVID-19 pandemic will have on demand for our products as well as its impact on our operations and the operations of our manufacturers, retailers and other partners, and its impact on the economy overall, including capital markets; our ability to build and maintain the strength of our brand among gaming and streaming enthusiasts and our ability to continuously develop and successfully market new gear and improvements; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; the risk that we are not able to compete with competitors and/or that the gaming industry, including streaming and eSports, does not grow as expected or declines; the loss or inability to attract and retain key management; delays or disruptions at our or third-parties’ manufacturing and distribution facilities; currency exchange rate fluctuations or international trade disputes resulting in our gear becoming relatively more expensive to our overseas customers or resulting in an increase in our manufacturing costs; the impact of the coronavirus on our  business; general economic conditions that adversely effect, among other things, consumer confidence and spending; and the other factors described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the Securities and Exchange Commission (SEC) on August 3, 2021 and our subsequent filings with the SEC. Copies of each filing may be obtained from us or the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our preliminary results for the quarter ended September 30, 2021 are not necessarily indicative of our operating results for any future periods.

Source: Corsair Gaming, Inc.

Investor Relations Contact:

Ronald van Veen

ir@corsair.com

510-578-1407

Media Contact:

Adrian Bedggood

adrian.bedggood@corsair.com

510-657-8747

+44-7989-258827